Exhibit (a)(1)(N)

EMPEIRIA ACQUISITION CORP. ANNOUNCES AMENDMENT AND EXTENSION OF TENDER OFFER AND EARLY TERMINATION OF HSR WAITING PERIOD

Tender Offer Expiration Extended to 12:00 Midnight, New York City time, on November 27, 2012

Company Announces Early Termination of HSR Waiting Period for its Proposed Acquisition of Integrated Drilling Equipment Company Holdings

NEW YORK, November 13, 2012 – Empeiria Acquisition Corp. (OTC BB: EPAQ; EPAQW; EPAQU) (“EAC” or the “Company”) announced that the expiration of its previously announced tender offer (the “Tender Offer”) has been extended until 12:00 midnight, New York City time, on November 27, 2012, unless extended or earlier terminated. The Tender Offer was previously scheduled to expire at 12:00 midnight, New York City time, on November 15, 2012. Concurrent with the extension of the Tender Offer, EAC amended its Tender Offer materials to include financial statements for the period ended September 30, 2012. The extension is being made for the purpose of updating financial statements and providing the Company additional time to respond to any comments received from the Securities and Exchange Commission (the “SEC”). Except for the extension, all of the terms and conditions set forth in the Tender Offer materials remain unchanged.

In addition, the Federal Trade Commission notified the Company that it has granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to EAC’s previously announced proposal to acquire Integrated Drilling Equipment Company Holdings Inc. (“IDE”). Accordingly, the conditions to the merger agreement related to the proposed acquisition and the Tender Offer with respect to the expiration or termination of the waiting period under the HSR Act have been satisfied.

Stockholders who desire to own shares of the Company’s common stock subsequent to the proposed acquisition of IDE should not tender their shares of common stock in the Tender Offer. Stockholders who have previously tendered their shares of common stock do not need to take any other actions unless they desire to withdraw their shares, which they may do in accordance with the procedures described in the letter of transmittal and other related Tender Offer documents that EAC has filed with the SEC. As of November 12, 2012, based on information provided by the depositary for the Tender Offer, a total of 411,803 shares of the Company’s common stock have been tendered and not withdrawn.

Each of Empeiria Investors LLC, EAC’s sponsor, and EAC’s officers and directors has agreed not to tender any shares of common stock pursuant to the Tender Offer.

Morrow & Co., LLC is acting as the information agent, and the depositary is Continental Stock Transfer & Trust Company. For questions and information, call the information agent toll free at (800) 667-0088 (banks and brokers call collect at (203) 658-9400).

As previously disclosed, EAC will hold a conference call with the investment community today at 4:30 p.m., New York City time, to discuss the proposed acquisition. Investors may participate in the conference call by dialing (800) 322-9079 (US) or (404) 665-9920 (international). A replay will be available from 5:30 p.m., New York City time, November 13th until 11:59 p.m., New York City time, on November 27th by dialing: (855) 859-2056 (US) or (404) 537-3406 (international) and entering conference code 69721060.

This press release is neither an offer to purchase or a solicitation of an offer to sell shares of EAC common stock. The solicitation of offers to buy shares of EAC common stock is only being made pursuant to the offer to purchase, the letter of transmittal and other related offer documents, each as amended or supplemented from time to time, that EAC has filed with the SEC and made available to its securityholders. The Tender Offer materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Those materials are being distributed by EAC to EAC’s stockholders and unit holders at no expense to them. In addition, all materials filed by EAC with the SEC are available at no charge on the SEC’s website at www.sec.gov and from the information agent. Securityholders also will be able to obtain free copies of the documents filed with the SEC by directing a request to the information agent.

About EAC

EAC is a blank check company formed on January 24, 2011 for the purpose of acquiring one or more operating business or assets through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. On June 21, 2011, EAC consummated its public offering of 6,000,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of its common stock. Aggregate net proceeds of $61,200,000 from the public offering and its concurrent private placement were placed in trust pending completion of EAC’s initial business transaction. If consummated, the acquisition of IDE would constitute EAC’s initial business transaction.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction involving EAC and IDE; EAC’s and IDE’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the transaction that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. These risks, as well as other risks associated with the transaction, are more fully discussed in the Schedule TO being filed with the SEC in connection with the acquisition and Tender Offer. Additional risks and uncertainties are identified and discussed in EAC’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither EAC nor IDE undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Alan B. Menkes

Chief Executive Officer

Empeiria Acquisition Corp

212-887-1126

OR

KCSA Strategic Communications

Rob Fink / Brad Nelson

212.896.1206 / 212.896.1217

rfink@kcsa.com / bnelson@kcsa.com